  Exhibit 99.5
TPT MedTech’s “QuikLAB” Officially Opens for Business at Miami’s Dadeland Mall

TPT Global Tech’s Medical Subsidiary Launches Point-of Care Laboratory for Rapid and On-Demand Diagnostics

SAN DIEGO, CA / ACCESSWIRE / October 21, 2020 / TPT Global Tech, Inc. (“TPTW” or the “Company”) (OTC: TPTW) announced today it’s subsidiary TPT MedTech, LLC (“TPT MedTech”) will officially open its first Mobile Covid 19 testing facility “QuikLAB” in the Unites States on Wednesday October 21, 2020 at the Dadeland Mall in Miami Florida. The hours of operation will be from 10 am to 5pm Monday thru Saturday. The company administered a soft-launch for the past 10 days training its staff while testing friends and family. The “QuikLAB” will offer three Covid 19 tests: Antibody, Molecular (ie NAAT or PCR) and Antigen) once the Mobile LAB is in full gear. Customers can go to the company’s website “THEQUIKLAB.com” and download the company’s web app and make appointments and register for their Covid 19 test.

The company plans to open 3 to 4 additional “QuikLABS” during the 4th quarter of 2020 in Miami. Locations for these additional Labs have already been located. The TPT MedTech “QuikLABs” are not collection centers, but rather they are fully Turnkey CLIA certified testing facilities. Tests are performed in real time at each location and results are then delivered to each customer via the companies “QuikLAB” App.

"It has been a journey across the country and an extraordinary task to get this first “QuikLAB” up and running. Our TPT MedTech team in South Florida did a great job getting this first “QuikLAB” on Line. The technology that we have implemented in our QuikLABS we believe will set us apart from other testing sites in South Florida. ” says Stephen Thomas, Chairman & CEO of TPTW“

More About TPT Global Tech

TPT Global Tech Inc. is a technology company based in San Diego, California with divisions providing telecommunications, medical technology, and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today's global technology markets. The company also provides carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT Global Tech operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories, and Global Roaming Cellphones.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Frank Benedetto
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